Exhibit (d)(4)

BILL BARRETT CORPORATION,

as Issuer

and

The Subsidiary Guarantors named herein

5.00% Convertible Senior Notes due 2028

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 3, 2011

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of August 3, 2011 (this “Supplemental Indenture”), is entered into among Bill Barrett Corporation, a Delaware corporation (the “Company”), GB Acquisition Corporation, a Wyoming corporation (the “Wyoming Subsidiary”), Elk Production Uintah, LLC, a Texas limited liability company (“Elk”), and Aurora Gathering, LLC, a Texas limited liability company (“Aurora” and, together with Elk, the “Texas Subsidiaries” and, together with the Wyoming Subsidiary, the “New Subsidiary Guarantors”), Bill Barrett CBM Corporation, a Delaware corporation, Circle B Land Company LLC, a Colorado limited liability company, and Deutsche Bank Trust Company Americas, a New York State banking corporation, as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee entered into that certain Indenture, dated as of March 12, 2008 (the “Base Indenture”), pursuant to which the Company may from time to time issue its senior indebtedness in the form of debentures, notes, bonds or other evidences of indebtedness (collectively, the “Debt Securities”).

WHEREAS, the Company and the Trustee entered into that certain First Supplemental Indenture, dated as of March 12, 2008 (the “First Supplemental Indenture”), and that certain Second Supplemental Indenture, dated as of July 8, 2009 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), pursuant to which there is outstanding $172,500,000 in aggregate principal amount of 5% Convertible Senior Notes due 2028 (the “Notes”).

WHEREAS, Section 11.01 of the First Supplemental Indenture provides that the Company is required to cause any Subsidiary that incurs or guarantees any Indebtedness other than Indebtedness under a Secured Credit Facility, which when combined with any other such Indebtedness for which such Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount to become a Subsidiary Guarantor, and such Subsidiary Guarantor is required to execute and deliver to the Trustee a supplemental indenture containing the terms set forth in Exhibit B attached thereto and otherwise in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the First Supplemental Indenture on the terms set forth in Article 11 thereof.

WHEREAS, simultaneously with the execution and delivery of this Supplemental Indenture, each of the New Subsidiary Guarantors is guaranteeing $250,000,000 aggregate principal amount of the Company’s 9.875% Senior Notes due 2016;

WHEREAS, the Company has determined that this Supplemental Indenture is authorized or permitted by Section 8.01 of the First Supplemental Indenture and has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate to the effect that all conditions precedent provided for in the First Supplemental Indenture to the execution and delivery of this Supplemental Indenture have been complied with.

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms, and a valid and legally binding amendment of, and supplement to, the Indenture, have been done.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Noteholders:

ARTICLE 1

GUARANTEES

Section 1.01          Guarantee.  Each New Subsidiary Guarantor agrees to be bound by the terms of the First Supplemental Indenture and this Supplemental Indenture as a Subsidiary Guarantor; provided, however, that each New Subsidiary Guarantor shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the First Supplemental Indenture.

Each New Subsidiary Guarantor hereby jointly and severally with each of the other Subsidiary Guarantors guarantees, as a primary obligor and not as a surety, to the Trustee and each Holder and their respective successors and assigns, the prompt payment in full when due (whether at Stated Maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including Additional Interest, if any, and any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Notes, and all other obligations from time to time owing to the Trustee and the Holders by the Company under the Indenture and the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each New Subsidiary Guarantor jointly and severally with each of the other Subsidiary Guarantors agrees that if the Company shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such New Subsidiary Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 1.02          Obligations Unconditional.  The obligations of each New Subsidiary Guarantor under Section 1.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several with each of the other Subsidiary Guarantors, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any New Subsidiary Guarantor hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)           at any time or from time to time, without notice to any New Subsidiary Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)            any of the acts mentioned in any of the provisions of this Subsidiary Guarantee or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Indenture or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)           the release of any other Subsidiary Guarantor pursuant to the First Supplemental Indenture.

Each New Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Trustee or any Holder exhaust any right, power or remedy or proceed against the Company or any other Subsidiary Guarantor under the Indenture or the Notes or a Subsidiary Guarantee, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  Each New Subsidiary Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual or any of the Guaranteed Obligations and notice of or proof of reliance by the Trustee or any Holder upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee, and all dealings between the Company and the Trustee or any Holder shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee.  This Subsidiary Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Trustee or any Holder, and the obligations and liabilities of each New Subsidiary Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Trustee or any Holder or any other Person at any time of any right or remedy against the Company, any other Subsidiary Guarantor or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Subsidiary Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each New Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Trustee and the Holders, and their respective successors and assigns.

Section 1.03          Reinstatement.  The obligations of each New Subsidiary Guarantor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 1.04          Subrogation; Subordination.  Each New Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 1.01, whether by subrogation or otherwise, against the Company or any other Subsidiary Guarantor or any security for any of the Guaranteed Obligations.

Section 1.05          Remedies.  Each New Subsidiary Guarantor jointly and severally with each of the other Subsidiary Guarantors agrees that, as between such New Subsidiary Guarantor and the Trustee or any Holder, the obligations of the Company under the Indenture and the Notes may be declared to be forthwith due and payable as provided in the First Supplemental Indenture (and shall be deemed to have become automatically due and payable in the circumstances provided in the First Supplemental Indenture) for purposes of Section 1.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by such New Subsidiary Guarantor for purposes of Section 1.01.

Section 1.06          Instrument for the Payment of Money.  Each New Subsidiary Guarantor hereby acknowledges that the guarantee in this Subsidiary Guarantee constitutes an instrument for the payment of money, and consents and agrees that the Trustee or (if permitted by the First Supplemental Indenture) any Holder shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 1.07          Continuing Guarantee.  The guarantee in this Subsidiary Guarantee is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 1.08          General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 1.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 1.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Subsidiary Guarantor, the Trustee or any Holder or any other person, be automatically limited and reduced to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under Section 1.09, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 1.09          Right of Contribution.  Each New Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made under a Subsidiary Guarantee (based on the respective net assets of all Subsidiary Guarantors at the time of such payment determined in accordance with GAAP), such New Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor which has not paid its proportionate share of such payment.  Each New Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 1.04.  The provisions of this Section 1.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Trustee or any Holder and each New Subsidiary Guarantor shall remain liable to the Trustee or any Holder for the full amount guaranteed by such New Subsidiary Guarantor hereunder.

Section 1.10          Releases; Merger.  Each New Subsidiary Guarantor shall be released from its obligations under Section 1.01 hereof as specified in Section 11.02 of the First Supplemental Indenture in respect of the Notes.  Each New Subsidiary Guarantor may consolidate with or merge into or sell its assets to any Person as specified in the second paragraph of Section 11.01 of the First Supplemental Indenture.

ARTICLE 2

MISCELLANEOUS

Section 2.01          Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.02          Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.03          Submission to Jurisdiction; No Liability for Certain Persons.

(a)           The parties hereby submit to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in the Borough of Manhattan in the City of New York solely for the purpose of any legal action or proceeding brought to enforce their obligations hereunder or with respect to any Note.

(b)           An incorporator or any past, present or future director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

Section 2.04          Successors.  All agreements of each New Subsidiary Guarantor in this Supplemental Indenture and the Notes shall bind its successor.  All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 2.05          Table of Contents; Headings.  The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.06          Multiple Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  One signed copy is sufficient to prove this Supplemental Indenture.

Section 2.07          Scope of Supplemental Indenture.  The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, and shall be deemed expressly included in the Indenture solely for the benefit of, the Notes which may be issued from time to time, and shall not apply to any other Debt Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Debt Securities specifically incorporates such changes, modifications and supplements.

Section 2.08          Ratification and Incorporation of Indenture.  As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 2.09          Acceptance by Trustee.  The Trustee accepts the form of this Supplemental Indenture as reasonably satisfactory and agrees to perform the Indenture as supplemented hereby.

Section 2.10          No Security Interest Created.  Nothing in this Supplemental Indenture, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction

Section 2.11          Trust Indenture Act.  This Supplemental Indenture is hereby made subject to, and shall be governed by, the provisions of the Trust Indenture Act required to be part of and to govern indentures qualified under the Trust Indenture Act.  If any provision hereof limits, qualifies or conflicts with another provision hereof that is required to be included in an indenture qualified under the Trust Indenture Act, such required provisions shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have each caused this Third Supplemental Indenture to be duly executed as of the day and year first before written.

BILL BARRETT CORPORATION

By:	/s/ Robert W. Howard
Robert W. Howard
Chief Financial Officer and Treasurer

BILL BARRETT CBM CORPORATION

By:	/s/ Robert W. Howard
Robert W. Howard
Chief Financial Officer and Treasurer

CIRCLE B LAND COMPANY LLC

By:	/s/ Robert W. Howard
Robert W. Howard
Chief Financial Officer and Treasurer

GB ACQUISITION CORPORATION

By:	/s/ Robert W. Howard
Robert W. Howard
Chief Financial Officer and Treasurer

ELK PRODUCTION UINTAH, LLC

By:	/s/ Robert W. Howard
Robert W. Howard
Chief Financial Officer and Treasurer

[Signature Page to Third Supplemental Indenture]

AURORA GATHERING, LLC

By:	/s/ Robert W. Howard
Robert W. Howard
Chief Financial Officer and Treasurer

[Signature Page to Third Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Assistant Vice President

By:	/s/ David Contino
	Name:	David Contino
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]